UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
        THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                    001-16201
                             Commission File Number


                              GLOBAL CROSSING LTD.
             (Exact name of registrant as specified in its charter)


                          WESSEX HOUSE, 45 REID STREET
                             HAMILTON HM12, BERMUDA
                            TELEPHONE: (441) 296-8600
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)(1)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


        Rule 12g-4(a)(1)(i)    [X]           Rule 12h-3(b)(1)(i)    [ ]
        Rule 12g-4(a)(1)(ii)   [ ]           Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(2)(i)    [ ]           Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(ii)   [ ]           Rule 12h-3(b)(2)(ii)   [ ]
                                             Rule 15d-6             [ ]

           Approximate number of holders of record as of the certification or notice date: None
              ------------------

           Pursuant to the requirements of the Securities Exchange Act of 1934, Global Crossing Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 16, 2003         By: /s/ Mitchell Sussis
      -------------------           --------------------------------------------
                                    Mitchell Sussis
                                    Vice President and Assistant General Counsel


-------------------------
(1) The common stock, par value $.01 per share, of Global Crossing Limited (the successor registrant to Global Crossing Ltd.) is deemed registered under
     Section 12(g) of the Securities Exchange Act of 1934.